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                                    EXHIBIT 5


January 15, 1998

Met-Pro Corporation
160 Cassell Road
Harleysville, PA 19438

Gentlemen:

Reference is made to a registration statement (the "Registration Statement") which Met-Pro Corporation, a Delaware corporation (the "Company"), is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of the Company's common stock, par value $.10 per share (the "Shares"), which may be issued under the Company's 1997 Stock Option Plan (the "Plan").

We have reviewed the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, resolutions of its Board of Directors and such other documents and corporate records as deemed appropriate for the purpose of giving this opinion.

Based upon the foregoing, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2. The Shares have been duly authorized and, upon their sale in accordance with the Plan and the resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the offering and sale of Shares thereunder, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

Very truly yours,

FOX, ROTHSCHILD, O'BRIEN & FRANKEL, LLP







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